Exhibit 10.2
August 28, 2020

GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051

Re: Uncommitted Letter of Credit Facility

Ladies and Gentlemen:

We are pleased to advise you that BANK OF AMERICA, N.A. (the “Lender”), as of August 28, 2020, has established for GAMESTOP CORP., a Delaware corporation (the “Lead Borrower”) and the other Borrowers party hereto (together with the Lead Borrower, both individually and collectively, the “Borrower” or the “Borrowers”), jointly and severally, an uncommitted letter of credit facility in an amount not to exceed, in the aggregate, at any one time (x) from the date hereof through February 14, 2021, $150,000,000, and (y) from February 15, 2021 through the Maturity Date, $75,000,000 (such amount as in effect from time to time hereunder, the “Maximum Amount”). Terms used but not defined herein shall have the meanings ascribed to them in the attached Exhibit A.

The terms and conditions of the letter of credit facility are as follows:

1. Letters of Credit.

1.1 Discretionary Nature. All advances of credit (which shall be in the form of Letters of Credit) under this uncommitted letter of credit facility (“Advances”) shall be at the sole discretion of the Lender. This letter agreement (this “Agreement”) is not a commitment by the Lender to extend credit and the Lender may at any time, without prejudicing its rights, terminate this Agreement and the availability of the letter of credit facility with or without notice. For the avoidance of doubt, any Advances extended to one Borrower hereunder shall reduce availability under this Agreement for any other Borrower hereunder.

1.2 [Reserved].

1.3 Letters of Credit.

(a) Letters of Credit. Subject to and upon the terms and conditions contained in this Agreement, the Borrowers may request and the Lender may issue letters of credit for the account of the Borrowers in U.S. dollars (“Letters of Credit”); provided that (i) the Borrowers shall not be obligated to request any Letters of Credit and the Lender shall not be obligated to issue any Letters of Credit and (ii) the aggregate face amount of all Letters of Credit issued and outstanding hereunder shall not at any time exceed the Maximum Amount as in effect from time to time. Each Letter of Credit shall be subject to fees agreed to by the Lead Borrower and the Lender at the time of the issuance of such Letter of Credit.

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(b) Requests for Letters of Credit. Any request for the issuance of a Letter of Credit must be made in accordance with procedures specified by the Lender. Drawings under each Letter of Credit shall be payable in accordance with the Application and Agreement for Letter of Credit or other form of reimbursement agreement (the “Application”; and collectively, the “Applications”) executed and delivered by the Lead Borrower, and acceptable to the Lender, in connection with the issuance of such Letter of Credit. No Letter of Credit shall have an expiration date that is beyond the earlier of (i) six months from the date of issuance of such Letter of Credit and (ii) August 31, 2021.

(c) Cash Security. Upon the issuance of any Letter of Credit hereunder, the Borrowers shall provide the Lender with cash security for such outstanding Letter of Credit in an amount equal to 103% of the undrawn amount of the Letter of Credit (the provision of such cash security with respect to any Letter of Credit being the “Cash Collateralization” of such Letter of Credit). Such cash security shall be governed by the Cash Collateral Agreement (as defined below).

(d) Reimbursement; Payment of Fees and Interest.

(i) Unless otherwise agreed in the Applications, if the Lender is required to fund any drawing under a Letter of Credit, the Lender shall debit the cash security maintained pursuant to clause (c) above to reimburse such drawing, without notice to or demand from any Borrower.

(ii) The Lender shall debit any amount payable pursuant to Section 1.4(a) below from the cash security maintained pursuant to clause (c) above on the date set forth in Section 1.4(a) below unless a different method of payment is otherwise agreed between the Lead Borrower and the Lender.

1.4 Commissions, Fees, etc.

(a) The Borrowers shall pay the Lender, for its own account in accordance with Section 1.3(d)(ii) above, on the first day of each calendar quarter, in arrears, a commission with respect to each Letter of Credit (each, a “Letter of Credit Commission”) equal to 2.50% per annum multiplied by the daily undrawn face amount of such Letter of Credit for the period in which such Letter of Credit was outstanding during the immediately preceding calendar quarter. Any additional fees, including issuance fees and fronting fees, on Letters of Credit shall be payable in respect of each Letter of Credit as agreed to by the Lender and the Borrower at the time such Letter of Credit is issued and shall be due and payable by the Borrower as set forth in the relevant Application.

(b) If at any time a Letter of Credit is insufficiently Cash Collateralized and not reimbursed in full upon drawing pursuant to Section 1.3(d) above, such outstanding amount shall bear interest payable upon demand, for each day from and including the date such reimbursement of the drawing was required to but excluding the date of actual payment at a rate per annum equal to the sum of 2% plus the Alternative Rate. The Lender may, if and to the extent any payment is not made when due hereunder, charge from time to time against any or all of the Borrower’s accounts with the Lender any amount so due.

(c) Notwithstanding anything to the contrary contained herein, any interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law
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(the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be refunded to the relevant Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the stated term of this Agreement.

(e) Notwithstanding anything to the contrary contained herein, if a petition shall be filed by or against the Borrower under any law relating to bankruptcy, reorganization, or insolvency, then any unpaid Letter of Credit Commission under Section 1.4(a) above and any unpaid interest under Section 1.4(b) above shall become immediately due and payable.

2. Conditions Precedent.
2.1 Conditions Precedent to Closing. Prior to this Agreement becoming effective and the first Advance hereunder, the Lead Borrower shall deliver to the Lender, in form and substance reasonably satisfactory to the Lender, the following: (a) duly executed copies of this Agreement by each Borrower, (b) a certificate of an authorized officer of the Borrowers attaching resolutions authorizing the transactions described herein, an incumbency certificate and, if requested by the Lender, a copy of the Borrowers’ organization documents, and (c) a duly executed copy of the Cash Collateral Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Cash Collateral Agreement”), by and among the Borrowers party thereto and the Lender.

In the event of any actual conflict between the terms of this Agreement and any documentation executed and delivered in connection with an Advance, this Agreement shall control.
2.2 Conditions Precedent to each Advance. Any Advance shall be subject to the following conditions precedent: (a) the representations and warranties contained in this Agreement, the Cash Collateral Agreement and/or any Application shall be true and correct in all material respects on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; (b) no Default shall exist hereunder; (c) the Lender shall have received such other documents as the Lender may reasonably request from time to time and (d) prior to requesting a Letter of Credit, the relevant Borrower shall also execute and deliver an Application.

3. Representations and Warranties. Each Borrower hereby represents and warrants to the Lender that as of the date hereof and on each date on which an Advance is requested:

3.1 it is duly incorporated or formed (as applicable), validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable), except to the extent that any such failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2 this Agreement, the Applications, the Cash Collateral Agreement and any other documents executed in connection herewith or therewith (collectively, the “Advance Documents”) do
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not conflict with any law, agreement or other obligation by which any Borrower is bound, except to the extent that any such conflict would not reasonably be expected to have a Material Adverse Effect.

3.3 the execution, delivery, and performance by each Borrower of the Advance Documents are within such Borrower’s powers, (i) have been duly authorized by all necessary corporate or other organizational action, (ii) do not require the consent of any other person, regulatory authority or governmental body and (iii) do not and will not contravene the terms of (A) any of its organizational documents or (B) any material contracts to which it is a party, except, in the case of clauses (ii) and (iii)(B), to the extent the failure of the same to be true would not reasonably be expected to have a Material Adverse Effect.

3.4 the Advance Documents constitute legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their terms, except as may be limited by debtor relief laws and general principles of equity.

3.5 no Borrower is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which it is subject, and has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the conduct of its business, in each case except to the extent the failure of the same to be true would not reasonably be expected to have a Material Adverse Effect.

3.6 neither the Lead Borrower, nor any subsidiary of the Lead Borrower, nor, to the knowledge of any Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of such Borrower is Person currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Borrower located, organized or resident in a country or territory that is the subject of Sanctions.

3.7 as of the date hereof and throughout the term of this Agreement, no Borrower is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA, except to the extent the failure of the same to be true would not reasonably be expected to have a Material Adverse Effect.

4. Covenants. The Borrowers agree, so long as this Agreement is in effect and until the Specified Conditions are satisfied:

4.1 Letters of Credit shall be used solely for working capital and general corporate purposes and not (a) to fund, directly or, to the knowledge of the Borrowers, indirectly, the purchase or other acquisition of (i) the capital stock or other securities of another Person or (ii) all or substantially all assets of another Person, (b) to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose, or (c) in contravention of any material applicable Law or of any Advance Document. The Borrowers shall
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not, directly or, to their knowledge, indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

4.2 The Borrowers shall provide such financial information and such other information regarding the Borrowers as the Lender may reasonably request from time to time.

5. Miscellaneous.

5.1 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served shall be delivered by hand, overnight courier service, certified or registered mail, facsimile or electronic mail as follows and pursuant to procedures acceptable to the Lender (or such other addresses or information delivered in writing by one party to the other party):

With respect to the Borrower:

GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051
Attn: James Bell
Email: jimbell@gamestop.com

With respect to the Lender:

Bank of America, N.A.
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attn: Andrew Cerussi
Email: Andrew.cerussi@bofa.com

5.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; it being understood that no party hereto may assign or otherwise transfer any of its rights or obligations under any Advance Document without the prior written consent of the other parties hereto.

5.3 No Fiduciary Responsibility. The relationship between Lender and Borrower shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure, or partnership and the Lender shall not be deemed to act as a fiduciary hereunder.
5.4 Notice of Patriot Act. The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Lender is required
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Exhibit 10.2
to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.
5.5 Expenses.
(a) The Borrowers shall pay to the Lender, promptly following receipt of a reasonably-detailed invoice therefor, the full amount of all reasonable and documented out-of-pocket payments, advances, charges, costs and expenses, including reasonable and documented-out-of-pocket attorneys’ fees, expended or incurred by the Lender in connection with Agreement including, without limitation, (i) the negotiation and preparation of this Agreement and any related agreements, the Lender’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) in connection with the enforcement or protection of the Lender’s rights relating to this Agreement, any other Advance Document or the Advances including all such out of pocket expenses incurred during any workout, restructuring or related negotiations, (iii) the Lender’s costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrowers that are paid, incurred or advanced by the Lender.
(b) The Borrowers will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement, any Application or any Advance Document or executed in connection herewith or therewith, (ii) any Letters of Credit or other credit accommodations extended by the Lender to the Borrowers hereunder or under any other Advance Document or the use or proposed use of the proceeds therefrom, and (iii) any claim, litigation or proceeding related to or arising out of this Agreement or any other Advance Document, or any such Letters of Credit, credit accommodations or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of the Lender (or of any officer, director, employee, advisor or agent of the Lender). This indemnity (i) in the case of legal counsel, is limited to the reasonable and documented out-of-pocket attorneys' fees of (A) one primary counsel to all indemnitees, taken as a whole, (B) to the extent reasonably necessary, one local counsel to all indemnitees, taken as a whole, and (C) in the event of a conflict of interest, one conflict counsel to all affected indemnitees, taken as a whole, and (ii) includes all reasonable and documented out-of-pocket costs related to the enforcement of this Agreement or any Advance Document (subject, in the case of legal fees and expenses, to the limitations set forth in clause (i) above). This indemnity extends to the Lender, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, representatives, advisors and assigns. This indemnity will survive repayment of the Borrowers’ obligations to the Lender and the termination of this Agreement and the other Advance Documents. All sums due to the Lender under this paragraph shall be obligations of the Borrowers due and payable within 10 Business Days following receipt of a reasonably detailed invoice therefor.
5.6 Tax Gross-Up. All payments made by or on account of any obligation of the Borrowers under any Advance Document shall be made without deduction or withholding for any taxes. If applicable laws require the deduction or withholding of tax from any such payment, (i) the sum payable shall be increased as necessary so that after all required deductions or withholdings have been made, the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made, and (ii) the Borrowers shall or shall cause such tax to be paid over to the applicable taxing
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authority in accordance with applicable laws. Upon the reasonable request of the Lead Borrower, the Lender shall deliver an executed Internal Revenue Service Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

5.7 Governing Law, Jurisdiction, Waiver of Jury Trial, etc. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and the applicable laws of the United States of America. Each party hereto hereby submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County and any appellate court of any of the foregoing for the purposes of all legal proceedings arising out of or relating to this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

THE LENDER AND THE BORROWERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.8 Limitation of Liability. To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto and/or its affiliates on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Letter of Credit, this Agreement, any Advance Document, or any agreement or instrument contemplated hereby or thereby and the transactions contemplated hereby or thereby. The Lender shall incur no liability to the Borrowers in acting upon any telephone, telex, or other communication that the Lender in good faith believes has been given by an authorized representative of the Lead Borrower.

5.9 Miscellaneous. No failure or delay by the Lender in exercising, and no course of dealing with respect to, any right, power, or privilege hereunder, under any other document contemplated hereby or thereby or at law shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or privilege hereunder, under any other Advance Document or at law preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies of the Lender provided herein and in the other Advance Documents shall be cumulative and not exclusive of any other rights or remedies provided by law. If any provision of this Agreement or any other Advance Document shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof or thereof. No provision of this Agreement or any other Advance Document may be modified or waived except by a written instrument signed by the Lender and the Borrower.

5.10 Integration. THIS AGREEMENT AND THE OTHER ADVANCE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.11 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same
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agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of an original executed counterpart of this Agreement.

5.12 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all obligations of all Borrowers to the Lender hereunder. Each Borrower waives any right to require the Lender to (a) proceed against any person, (b) proceed against or exhaust any collateral, or (c) pursue any other remedy in the Lender’s power; and waives any defense arising by reason of any disability or other defense of any Borrower or any other person, or by reason of the cessation from any cause whatsoever of the liability of any Borrower or any other person. Until the Specified Conditions are satisfied, each Borrower waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, in each case arising from the existence or performance of this agreement, and each Borrower waives any right to enforce any remedy which the Lender now has or may hereafter have against any Borrower or against any other person and waives any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Lender. If any Borrower is not also a debtor with respect to a specified obligations hereunder, such Borrower authorizes the Lender without notice or demand and without affecting such Borrower’s liability hereunder, from time to time to: (i) renew, extend, accelerate or otherwise change the time for payment of or otherwise change the terms of the obligations or any part thereof, including an increase or decrease of the rate of any interest thereon; (ii) take and hold security for the payment of obligations hereunder or any part thereof, and exchange, enforce, waive and release any security; and (iii) release or substitute any Borrower or any one or more of them, or any of the endorsers or guarantors of the obligations hereunder or any part thereof, or any other parties thereto. Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment or the risk of a margin call or liquidation of the collateral.

[Signature Page Follows.]

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This Agreement is executed by the parties below as of the date first set forth above.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Andrew Cerussi
Name: Andrew Cerussi
Title: Senior Vice President

Line Letter
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Acknowledged:

GAMESTOP CORP.
GAMESTOP, INC.
SUNRISE PUBLICATIONS, INC.
ELBO INC.
EB INTERNATIONAL HOLDINGS, INC.
GAMESTOP TEXAS LTD.
GS MOBILE, INC.
GEEKNET, INC.
MARKETING CONTROL SERVICES, INC., as Borrowers

By: /s/ James A. Bell
Name: James A. Bell
Title: Executive Vice President, Chief Financial Officer

SOCOM LLC
GME ENTERTAINMENT, LLC, as Borrowers

By: /s/ James A. Bell
Name: James A. Bell
Title: Manager

Line Letter
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Exhibit 10.2
Exhibit A

Definitions

“Alternative Rate” means, on any day, a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 0.50% percent (0.50%), (b) the Prime Rate and (c) LIBOR with an interest period of one month plus one percent (1.0%); provided, that clause (c) shall be disregarded for purposes of determining the Alternative Rate if LIBOR is unavailable for any reason. In no event shall the Alternative Rate be less than zero for the purposes of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, any state where the Lender is located.

“Default” means the occurrence of any of the following: (a) the Borrowers shall fail to pay any Letter of Credit Commission as provided herein, or shall fail to pay within three (3) business days following the date when due any interest, fees or any other amount due hereunder or under any Advance Document; (b) the Borrower shall fail to comply with the other terms of this Agreement or any other Advance Document within the time periods specified herein or therein; or (c) any representation, warranty, certification, or statement made or deemed made by the Borrowers to the Lender shall prove to have been incorrect in any material respect.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender. In no event shall the Federal Funds Rate be less than zero for the purposes of this Agreement.

“LIBOR” means, for any applicable interest period, the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Lender), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Lender from time to time) at approximately 11:00 a.m. London time two (2) London Business Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be the Alternative Rate. In no event shall LIBOR be less than zero for the purposes of this Agreement.

“London Business Day” means any day on which the Lender’s office in London is open for business and dealing in offshore dollars.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, condition, financial or otherwise, of the Borrowers and their subsidiaries, taken as a whole, (b) the ability of the Borrowers, taken as a whole, to perform any material obligation or to pay any obligations under this Agreement or any of the other Advance Documents, or (c) the validity or enforceability of this
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Agreement or any of the other Advance Documents or any of the material rights or remedies of the Lender hereunder or thereunder.

“Maturity Date” means the earlier of (a) August 31, 2021 and (b) the date the Lender terminates this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prime Rate” means the per annum rate of interest publicly announced from time to time by the Lender as its prime rate. The Prime Rate is set by the Lender and is based on various factors, including the Lender’s costs, desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Lender’s prime rate. In no event shall the Prime Rate be less than zero for the purposes of this Agreement.

“Specified Conditions” means that both (x) (i) the Maturity Date has occurred or (ii) the Lead Borrower has delivered written notice of its intent to terminate this Agreement and, (y) at such time, either (i) all outstanding Letters of Credit have expired or been terminated, or (ii) the Borrowers have made arrangements reasonably satisfactory to the Lender (including the deemed issuance of such Letter of Credit under a new credit facility or the issuance of a “backstop” letter of credit) with respect to each outstanding Letter of Credit.
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